Exhibit 15.4

VIA EDGAR

April 25, 2023

U.S. Securities and Exchange Commission
Division of Corporation Finance

Office of Finance

100 F Street, N.E.
Washington, D.C. 20549

Re:Gracell Biotechnologies Inc.

Supplemental Submission pursuant to Item 16I(a) of Form 20-F

Dear Madam/Sir:

This letter is being submitted to the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the requirements set forth under Item 16I(a) of Form 20-F, which requires a registrant identified by the Commission pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”) to submit to the Commission on a supplemental basis documentation that establishes that the registrant is not owned or controlled by a governmental entity in the foreign jurisdiction.

On May 26, 2022, the Commission conclusively identified Gracell Biotechnologies Inc. (the “Company”) as a Commission-Identified Issuer pursuant to the HFCAA because (i) the audit report included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 was issued by PricewaterhouseCoopers Zhong Tian LLP, a registered public accounting firm retained by the Company and headquartered in mainland China, and (ii) on December 16, 2021, the Public Company Accounting Oversight Board (the “PCAOB”) determined that it is unable to inspect or investigate completely registered public accounting firms located in mainland China because of a position taken by authorities in mainland China, which determination was subsequently vacated by the PCAOB on December 15, 2022.

Based on an examination of the Company’s register of members in the Cayman Islands and publicly available documents such as beneficial ownership reports on Schedule 13D or Schedule 13G filed with the Commission with respect to the Company’s securities, and to the Company’s best knowledge, no shareholder beneficially owned 5% or more of the Company’s total outstanding shares and voting power as of April 21, 2023, except for Dr. William Wei Cao, TLS Beta Pte. Ltd., entities affiliated with LAV Granite Limited (collectively, the “LAV Entities”) and entities affiliated with OrbiMed Advisors LLC (collectively, the “OrbiMed Entities”), as described in detail below.

●	Dr. William Wei Cao is the Company’s founder, chairman and chief executive officer. Dr. Cao beneficially owned 82,243,155 ordinary shares of the Company as of April 21, 2023, representing approximately 24.1% of the Company’s total outstanding shares and voting power.
●	TLS Beta Pte. Ltd. is a company incorporated in Singapore. Based on the Schedule 13G filed by TLS Beta Pte. Ltd., among others, on January 7, 2021, TLS Beta Pte. Ltd. beneficially owned 49,509,702 ordinary shares of the Company as of December 31, 2022, representing approximately 14.6% of the Company’s total outstanding shares and voting power.

Gracell Biotechnologies Inc. Building 12, Block B, Phase II, Biobay Industrial Park, 218 Sangtian St., Suzhou Industrial Park, 215123, People’s
Republic of China

t: + 86 512-6262-6701 gracellbio.com

U.S. Securities and Exchange Commission Page 2

●	Based on the Schedule 13G filed by the LAV Entities on February 9, 2022, the LAV Entities beneficially owned 25,406,680 ordinary shares of the Company as of December 31, 2022, representing approximately 7.5% of the Company’s total outstanding shares and voting power.
●	Based on the Schedule 13D filed by the OrbiMed Entities on March 29, 2023, the OrbiMed Entities beneficially owned 47,488,870 ordinary shares of the Company as of March 29, 2023, representing approximately 14.0% of the Company’s total outstanding shares and voting power.

In addition, the Company is not aware of any governmental entity in mainland China that is in possession of the power, direct or indirect, to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Given the above, the Company respectfully advises the Commission that the Company is not owned or controlled by a governmental entity in mainland China.

The above calculation of percentage ownership and voting power is based on (i) the total number of 338,576,187 ordinary shares of the Company issued and outstanding as of April 21, 2023, excluding 24,814,479 ordinary shares issued to depositary bank as of April 21, 2023, for bulk issuance of American Depositary Shares reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plans, (ii) the assumption that Dr. Cao’s beneficial ownership in the Company remains unchanged since April 21, 2023, (iii) the assumption that TLS Beta Pte. Ltd.’s beneficial ownership in the Company remains unchanged since December 31, 2022, (iv) the assumption that the LAV Entities’ beneficial ownership in the Company remains unchanged since December 31, 2022, and (v) the assumption that the OrbiMed Entities’ beneficial ownership in the Company remains unchanged since March 29, 2022. For more information relating to share ownership in the Company, please refer to “Item 6. Directors, Senior Management and Employees—E. Share Ownership” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the Commission on April 25, 2023.

*   *   *   *

Gracell Biotechnologies Inc. Building 12, Block B, Phase II, Biobay Industrial Park, 218 Sangtian St., Suzhou Industrial Park, 215123, People’s
Republic of China

t: + 86 512-6262-6701 gracellbio.com

U.S. Securities and Exchange Commission Page 3

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Will H. Cai at (852) 3758-1210 or Jie Zhang at (852) 3758-1231.

Sincerely,

Gracell Biotechnologies Inc.

/s/ William Wei Cao

William Wei Cao, Chief Executive Officer

cc:	Yili Kevin Xie, Chief Financial Officer, Gracell Biotechnologies Inc.
Will H. Cai, Esq., Partner, Cooley LLP
Jie Zhang, Esq., Partner, Cooley LLP

Gracell Biotechnologies Inc. Building 12, Block B, Phase II, Biobay Industrial Park, 218 Sangtian St., Suzhou Industrial Park, 215123, People’s
Republic of China

t: + 86 512-6262-6701 gracellbio.com